Exhibit l.4

November 22, 2017
Solar Capital Ltd. 500 Park Avenue New York, NY 10022
Re: Solar Capital Ltd. Registration Statement on Form N-2
Ladies and Gentlemen:

We have acted as counsel to Solar Capital Ltd., a Maryland corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form N-2 (File No. 333-194870), which was (i) initially filed with the Commission on March 28, 2014 and amended by pre-effective amendments on July 17, 2014, May 5, 2015, and April 1, 2015, and by post-effective amendments on May 13, 2016, July 27, 2016, March 14, 2017, and April 28, 2017 (“Post-Effective Amendment No. 4” and such registration statement, at the time Post-Effective Amendment No. 4 became effective on May 2, 2017, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus dated May 2, 2017 (the “Prospectus”) and final prospectus supplement thereto dated November 13, 2017 (the “Prospectus Supplement”), with respect to the issuance pursuant to Rule 415 under the Securities Act of $75,000,000 in aggregate principal amount of the Company’s 4.50% notes due 2023 (the “Notes”).

The Notes will be issued pursuant to the indenture, substantially in the form incorporated by reference as an exhibit to the Registration Statement, entered into between the Company and U.S. Bank National Association, as trustee (the “Trustee”), on November 16, 2012, and as supplemented by the first supplemental indenture and the second supplemental indenture, substantially in the form filed as an exhibit to the Registration Statement, to be entered into between the Company and the Trustee (collectively, the “Indenture”).

As counsel to the Company, we have participated in the preparation of the Registration Statement, Prospectus, and the Prospectus Supplement and have examined the originals or copies of the following:

(i)     The Articles of Amendment and Restatement of the Company, certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”);

(ii)    The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

(iii)  A Certificate of Good Standing with respect to the Company issued by the SDAT as of a recent date;

(iv)   resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof, relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement and (b) the authorization, execution and delivery of the Indenture.

(v)    Indenture; and

(vi)   A specimen copy of the form of the Notes to be issued pursuant to the Indenture in the form attached to the Indenture.

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Solar Capital Ltd.

November 22, 2017

As to certain matters of fact relevant to the opinion in this opinion letter, we have relied on certificates of officers of the Company and on certificates of public officials. Except as otherwise stated herein, we have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials have been properly issued, (vi) the accuracy and completeness of all corporate records made available to us by the Company and (vii) that the Indenture is the valid and legally binding obligation of the parties thereto (other than the Company).

This opinion is limited to the contract laws of the State of New York, as in effect on the date hereof, and we express no opinion with respect to any other laws of the State of New York or the laws of any other jurisdiction. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance or sale of the Notes.

This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

Based upon, and subject to the limitations, exceptions, qualifications and assumptions set forth in this opinion letter, we are of the opinion that, when the Notes, are duly executed and delivered by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, and other similar laws affecting the rights and remedies of creditors generally and to general principles of equity (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity.

The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the reference to our firm in the “Legal Matters” section in the Prospectus Supplement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ EVERSHEDS SUTHERLAND (US) LLP